     As filed with the Securities and Exchange Commission on August 10, 1998
                                              Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         KATZ DIGITAL TECHNOLOGIES, INC.
               (Exact name of issuer as specified in its charter)

          DELAWARE                                      13-3871120
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or organization)

                 Twenty-One Penn Plaza, New York, New York 10001
                    (Address of principal executive offices)


                         KATZ DIGITAL TECHNOLOGIES, INC.
                           SECOND AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)



                       GARY KATZ, CHIEF EXECUTIVE OFFICER
                         KATZ DIGITAL TECHNOLOGIES, INC.
                              TWENTY-ONE PENN PLAZA
                            NEW YORK, NEW YORK 10001
                                 (212) 594-4800
                      (NAME, ADDRESS AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:

                              MURRAY L. SKALA, ESQ.
               FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS LLP
                              750 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 888-8200


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         CALCULATION OF REGISTRATION FEE


                                    PROPOSED       PROPOSED
  TITLE OF                          MAXIMUM        MAXIMUM
SECURITIES        AMOUNT            OFFERING       AGGREGATE        AMOUNT OF
  TO BE           TO BE             PRICE          OFFERING         REGISTRATION
REGISTERED        REGISTERED        PER SHARE      PRICE            FEE
Common Stock      890,500(1)          (2)         $ 4,406,313(3)     $ 1,300
($.001 par        shares
 value)

Common Stock      9,500(4)          $ 5.625       $    53,438(5)     $    16
($.001 par        shares
 value)

Total             900,000
                  shares                                             $ 1,316

----------
(1) Shares underlying options already granted under the Company's Second Amended and Restated 1996 Stock Option Plan (the "Plan").

(2) The maximum offering prices per share are equal to the various exercise prices of the options already granted under the Plan.

(3) The product resulting from multiplying the number of shares underlying options already granted under the Plan by the various exercise prices at which such options may be exercised, as determined in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

(4)   Shares underlying the Plan for which no options have yet been granted.

(5) Estimated solely for purposes of calculating the registration fee on the basis of the product resulting from multiplying 9,500 shares of Common Stock by $5.625, the average of the high and low prices of the shares of Common Stock on the Nasdaq National Market on August 5, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The following documents filed with the Securities and Exchange Commission (the "Commission") by Katz Digital Technologies, Inc., a Delaware corporation (the "Company" or the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), are incorporated by reference in this Registration Statement:

            (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

            (b) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1998.

            (c) The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A, filed March 8, 1996 and any amendment or report filed for the purpose of updating such description.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicate that all shares of Common Stock offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

            The legality of the Common Stock included in this Prospectus has been passed upon for the Company by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York, New York. Murray L. Skala, a member of such firm, is a director of the Company and owns 10,000 shares of Common Stock and options to purchase an aggregate of 50,000 shares of Common Stock.

ITEM 6.     INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

      In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification paid to any director or officer. This policy provides for $5,000,000 maximum aggregate coverage including defense costs. The entire premium for such insurance is paid by the Company.

ITEM 8.     EXHIBITS.

NUMBER      DESCRIPTION OF EXHIBIT


**4 Katz Digital Technologies, Inc. Second Amended and Restated 1996 Stock Option Plan

 *5         Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP

*24.1       Consent of Grant Thornton, LLP

*24.2 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (contained in Exhibit 5)

----------
*     Filed herewith.

** Included as an exhibit to the Registrant's Schedule 14A, the Registrant's Proxy Statement, filed with the Commission on March 27, 1998 and incorporated herein by reference.


ITEM 9.     REQUIRED UNDERTAKINGS

      The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act, that:

      The Registrant will:

      (i) Include any additional or changed material information on the plan of distribution.

      (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

      (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 10th day of August, 1998.

                                    KATZ DIGITAL TECHNOLOGIES, INC.



                                    By: /s/ Gary Katz
                                        ------------------------------------
                                        Gary Katz
                                        Chief Executive Officer and Chairman

            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                          Title                    Date
   ---------                          -----                    ----

/s/ Gary Katz                 Chairman and Chief           August 10, 1998
---------------------------   Executive Officer
Gary Katz                     (Principal Executive
                              Officer)


/s/ Michael Sklar             President, Chief             August 10, 1998
---------------------------   Operating Officer
Michael Sklar                 and Director


/s/ Donald L. Flamm           Vice President - Finance     August 10, 1998
---------------------------   and Chief Financial
Donald L. Flamm               Officer (Principal
                              Financial Officer)


/s/ Geoffrey Barsky           Vice President,              August 10, 1998
---------------------------   Controller and
Geoffrey Barsky               Secretary


/s/ Murray L. Skala           Director                     August 10, 1998
---------------------------
Murray L. Skala

/s/ Ronald B. Grudberg        Director                     August 10, 1998
---------------------------
Ronald B. Grudberg

/s/ Burtt R. Ehrlich          Director                     August 10, 1998
---------------------------
Burtt R. Ehrlich

                                INDEX OF EXHIBITS


NUMBER      DESCRIPTION OF EXHIBIT

**4 Katz Digital Technologies, Inc. Second Amended and Restated 1996 Stock Option Plan

 *5         Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP

*24.1       Consent of Grant Thornton, LLP

*24.2 Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (contained in Exhibit 5)

----------
*     Filed herewith.

** Included as an exhibit to the Registrant's Schedule 14A, the Registrant's Proxy Statement, filed with the Commission on March 27, 1998 and incorporated herein by reference.